  Exhibit 99.01

ACM Research Reports Second Quarter 2019 Results

FREMONT, California, August 7, 2019 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its second fiscal quarter ended June 30, 2019.

ACM’s President and Chief Executive Officer Dr. David Wang commented, "We are pleased with our second quarter results, and the momentum we have been building throughout 2019. Despite the industry cycle, we executed well in the June quarter, achieving strong top- and bottom-line growth. As we look ahead to the remainder of 2019, we are excited by our business opportunities. We have strong demand, our visibility remains solid, and the team is executing to plan."

Dr. Wang continued, “We recently secured an initial order from a new DRAM customer in China, bringing our total to five front-end IC manufacturing customers. This is a key milestone for ACM, a testament to our proven single-wafer cleaning solutions. We are also encouraged by positive traction for our new electrical copper plating (ECP) products at front-end customers and advanced wafer level package (WLP) customers. On the strategic front, I am pleased with the progress we have made towards our plan to list shares of our ACM Shanghai subsidiary on the STAR Market. In summary, we have made great progress so far this year on our mission to become a major player in the semiconductor equipment market.”

Operating Highlights

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Shipments. Total shipments in the second quarter of 2019 were $33 million, versus $14 million last quarter and $21 million in the second quarter of 2018. Shipments include deliveries for revenue in the quarter and deliveries of systems awaiting customer acceptance for potential revenue in future quarters.

●
Expanding Customer Base in Memory. ACM received a purchase order for a SAPS-V single wafer cleaning tool from an emerging manufacturer of DRAM memory chips in China. The Company intends to deliver this first tool in the fourth quarter of 2019, with revenue recognition upon qualification and acceptance.

●
Update on Ultra-C Tahoe. ACM delivered its first Ultra-C Tahoe evaluation tool to an important strategic customer in January of 2019. Evaluation of this first tool is progressing as planned, and the test results are encouraging. The Ultra-C Tahoe tool incorporates innovative and patented technology to deliver high cleaning performance, but uses 10% or less of the sulfuric acid typically consumed by conventional high temperature single wafer cleaning tools.

Financial Summary

	Three Months Ended June 30,
	GAAP		Non-GAAP(1)
	2019	2018	2019	2018
	(dollars in thousands)
Revenue	$29,010	$20,873	$29,010	$20,873
Gross margin	45.3%	41.8%	45.4%	41.8%
Income from operations	$4,661	$2,331	$5,279	$2,515
Net income	$4,311	$3,215	$4,929	$3,399
Basic EPS	$0.27	$0.20	$0.31	$0.21
Diluted EPS	$0.23	$0.18	$0.26	$0.19

	Six Months Ended June 30,
	GAAP		Non-GAAP(1)
	2019	2018	2019	2018
	(dollars in thousands)
Revenue	$49,489	$30,616	$49,489	$30,616
Gross margin	44.4%	45.2%	44.5%	45.3%
Income from operations	$6,912	$427	$8,274	$2,787
Net income	$6,168	$435	$7,530	$2,795
Basic EPS	$0.38	$0.03	$0.47	$0.18
Diluted EPS	$0.33	$0.02	$0.41	$0.16

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures (excluding revenue) exclude stock-based compensation.

The following figures refer to the second quarter of 2019 compared with the second quarter of 2018, unless otherwise noted.

●
Revenue increased 39.0% to $29.0 million, due to an increased volume of tools shipped for revenue and higher prices associated with these tools. Revenue for the second quarter included repeat shipments and several customer acceptances of tools shipped in previous quarters.

●
Gross margin was 45.3%, compared to 41.8% in the second quarter of 2018. Gross margin was slightly above the high-end of the range of 40.0% to 45.0% set forth in the Company’s long-term business model. The strong gross margin performance was due to a higher mix of higher-margin products. The Company expects gross margin to continue to vary from period to period due to a variety of factors, such as sales volume and product mix.

●
Operating expenses were $8.5 million, an increase of 32.5%. GAAP operating expenses as a percent of revenue decreased to 29.2%, compared to 30.6% in the second quarter of 2018. Non-GAAP operating expenses, which remove stock-based compensation, were $7.9 million, an increase of 26.7%. Non-GAAP operating expenses as a percent of revenue decreased to 27.2%, compared to 29.7% in the second quarter of 2018.

●
Net income was $4.3 million, compared to $3.2 million in the second quarter of 2018. Non-GAAP net income was $4.9 million, compared to $3.4 million in the second quarter of 2018.

●
Net income per diluted share was $0.23, compared to $0.18 in the second quarter of 2018. Non-GAAP net income per diluted share was $0.26, compared to $0.19 in the second quarter of 2018.

●
Cash and equivalents at quarter-end were $27.6 million, up from $27.4 million at the end of the first quarter of 2019 and $17.4 million at the end of the second quarter of 2018.

Outlook

The Company has increased its full year 2019 revenue guidance to $105 million, an increase of $5 million from the Company’s previous 2019 revenue guidance.

Conference Call Details

A conference call to discuss results will be held on Thursday, August 8, 2019, at 8:00 a.m. Eastern Time (8:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 8986804.

	Phone Number	Toll-Free Number
United States	+1 (845) 675-0437	+1 (866) 519-4004
Hong Kong	+852 3018 6771	+852 8009 06601
Mainland China	+86 (800) 819 0121
+86 (400) 620 8038
Other International	+65 6713 5090
A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating expenses, operating income, net income, and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented in the second and third paragraphs of this press release and under the heading “Outlook” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM’s demands on a timely basis; volatile global economic, market, industry, regulatory and other conditions could result in sharply lower demand for products containing semiconductors and for the Company's products and in disruption of capital and credit markets; ACM’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM cannot guarantee any future results, levels of activity, performance or achievements. ACM expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. The ACM logo, SAPS and ULTRA C are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks. This press release also contains other companies’ trademarks, registered marks and trade names, which are the property of those companies.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
Assets	(unaudited) (in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$27,578	$27,124
Accounts receivable, less allowance for doubtful accounts of $0 as of June 30, 2019 and $0 as of December 31, 2018	31,393	24,608
Other receivables	2,388	3,547
Inventories	45,494	38,764
Prepaid expenses	1,547	1,985
Total current assets	108,400	96,028
Property, plant and equipment, net	3,376	3,708
Operating lease right-of-use assets, net	4,550	-
Intangible assets, net	307	274
Deferred tax assets	1,635	1,637
Long-term investments	1,738	1,360
Other long-term assets	263	40
Total assets	120,269	103,047
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	15,110	9,447
Accounts payable	18,238	16,673
Advances from customers	5,684	8,417
Income taxes payable	1,016	1,193
Other payables and accrued expenses	11,993	10,410
Current portion of operating lease liability	1,360	-
Total current liabilities	53,401	46,140
Long-term operating lease liability	3,190	-
Other long-term liabilities	3,963	4,583
Total liabilities	60,554	50,723
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 50,000,000 shares authorized as of June 30, 2019 and December 31, 2018. 14,229,942 shares issued and outstanding as of June 30, 2019 and 14,110,315 shares issued and outstanding as of December 31, 2018	1	1
Common stock–Class B, par value $0.0001: 2,409,738 shares authorized as of June 30, 2019 and December 31, 2018. 1,883,423 shares issued and outstanding as of June 30, 2019 and 1,898,423 shares issued and outstanding as of December 31, 2018	-	-
Additional paid in capital	58,101	56,567
Accumulated surplus (deficit)	2,781	(3,387)
Accumulated other comprehensive loss	(1,168)	(857)
Total stockholders’ equity	59,715	52,324
Total liabilities and stockholders’ equity	$120,269	$103,047

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except share and per share data)		(Unaudited) (in thousands, except share and per share data)
Revenue	$29,010	$20,873	$49,489	$30,616
Cost of revenue	15,879	12,149	27,532	16,770
Gross profit	13,131	8,724	21,957	13,846
Operating expenses:
Sales and marketing	2,924	2,682	4,793	4,537
Research and development	3,341	2,419	6,106	3,960
General and administrative	2,205	1,292	4,146	4,922
Total operating expenses, net	8,470	6,393	15,045	13,419
Income from operations	4,661	2,331	6,912	427
Interest income	24	14	33	17
Interest expense	(194)	(149)	(333)	(252)
Other income, net	543	1,066	282	311
Equity income in net income of affiliates	153	117	269	118
Income before income taxes	5,187	3,379	7,163	621
Income tax expense	(876)	(164)	(995)	(186)
Net income	$4,311	$3,215	$6,168	$435
Comprehensive income:
Net income	4,311	3,215	6,168	435
Foreign currency translation adjustment	(968)	(1,036)	(311)	(331)
Total comprehensive income	$3,343	$2,179	$5,857	$104

Net income attributable to ACM Reasearch, Inc. per common share:
Basic	$0.27	$0.20	$0.38	$0.03
Diluted	$0.23	$0.18	$0.33	$0.02

Weighted average common shares outstanding used in computing per share amounts:
Basic	16,090,937	15,838,540	16,067,924	15,611,863
Diluted	18,604,347	18,119,733	18,455,534	17,669,650

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following table reconciles gross margin, operating income and net income (loss) to the related non-GAAP financial measures:

	Three Months Ended June 30,
	2019			2018
	Actual (GAAP)	SBC	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Adjusted (Non-GAAP)
	(in thousands)
Revenue	$29,010	$-	$29,010	$20,873	$-	$20,873
Cost of revenue	(15,879)	(29)	(15,850)	(12,149)	(11)	(12,138)
Gross profit	13,131	(29)	13,160	8,724	(11)	8,735
Operating expenses:
Sales and marketing	(2,924)	(46)	(2,878)	(2,682)	(39)	(2,643)
Research and development	(3,341)	(94)	(3,247)	(2,419)	(40)	(2,379)
General and administrative	(2,205)	(449)	(1,756)	(1,292)	(94)	(1,198)
Income (loss) from operations	$4,661	$(618)	$5,279	$2,331	$(184)	$2,515
Net Income	$4,311	$(618)	$4,929	$3,215	$(184)	$3,399

	Six Months Ended June 30,
	2019			2018
	Actual (GAAP)	SBC	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Adjusted (Non-GAAP)
	(in thousands)
Revenue	$49,489	$-	$49,489	$30,616	$-	$30,616
Cost of revenue	(27,532)	(59)	(27,473)	(16,770)	(19)	(16,751)
Gross profit	21,957	(59)	22,016	13,846	(19)	13,865
Operating expenses:
Sales and marketing	(4,793)	(80)	(4,713)	(4,537)	(73)	(4,464)
Research and development	(6,106)	(180)	(5,926)	(3,960)	(67)	(3,893)
General and administrative	(4,146)	(1,043)	(3,103)	(4,922)	(2,201)	(2,721)
Income (loss) from operations	$6,912	$(1,362)	$8,274	$427	$(2,360)	$2,787
Net Income	$6,168	$(1,362)	$7,530	$435	$(2,360)	$2,795